SCHEDULE 14A INFORMATION
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Raindance Communications, Inc.
(Name of Registrant as Specified In Its Charter)

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RAINDANCE COMMUNICATIONS, INC.
1157 Century Drive
Louisville, Colorado 80027

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 5, 2003

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Raindance Communications, Inc., a Delaware corporation (the “Company”). The meeting will be held on Thursday, June 5, 2003 at 9:00 a.m. local time at the Westin Hotel, 10600 Westminster Boulevard, Westminster, Colorado 80020 for the following purposes:

1.	To elect two directors to hold office until the 2006 Annual Meeting of Stockholders;

2.	To ratify the selection of KPMG LLP as independent auditors of the Company for its fiscal year ending December 31, 2003; and

3.	To conduct any other business properly brought before the meeting.

          These items of business are more fully described in the Proxy Statement accompanying this Notice.

          The record date for the Annual Meeting is April 10, 2003. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Stephanie A. Anagnostou General Counsel and Secretary

Louisville, Colorado
April 25, 2003

          You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

RAINDANCE COMMUNICATIONS, INC.
1157 Century Drive
Louisville, Colorado 80027
(800) 878-7326

PROXY STATEMENT
FOR THE 2003 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 5, 2003

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

     We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Raindance Communications, Inc. (sometimes referred to as the “Company” or “Raindance Communications”) is soliciting your proxy to vote at the 2003 Annual Meeting of Stockholders. You are invited to attend the annual meeting and we request that you vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone.

     We intend to mail this proxy statement and accompanying proxy card on or about April 25, 2003 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

     Only stockholders of record at the close of business on April 10, 2003 will be entitled to vote at the annual meeting. On this record date, there were 53,262,496 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

     If on April 10, 2003 your shares were registered directly in your name with our transfer agent, Wells Fargo Bank Minnesota, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card, or vote by proxy over the telephone as instructed below, to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

     If on April 10, 2003 your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

     There are two matters scheduled for a vote:

 >  Election of two directors; and

 >  Ratification of KPMG LLP as our independent auditors for our fiscal year ending December 31, 2003.

How do I vote?

     You may either vote “For” all the nominees to the Board of Directors or you may abstain from voting for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

     If you are a stockholder of record, you may vote in person at the annual meeting, by proxy using the enclosed proxy card or by proxy over the telephone. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You still may attend the meeting and vote in person if you have already voted by proxy.

>	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

>	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

>	To vote over the telephone, dial toll-free 1-800-240-6326 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:00 a.m., Central Daylight Time on June 4, 2003 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

     If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

     On each matter to be voted upon, you have one vote for each share of common stock you own as of April 10, 2003.

What if I return a proxy card but do not make specific choices?

     If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of each of the two nominees for director and “For” the ratification of KPMG LLP as our independent auditors. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

     We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We also may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

     If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

2.

Can I change my vote after submitting my proxy?

     Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

>	You may submit another properly completed proxy card with a later date.

>	You may send a written notice that you are revoking your proxy to Raindance Communication’s Secretary at 1157 Century Drive, Louisville, Colorado 80027.

>	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

When are stockholder proposals due for next year’s annual meeting?

     To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 25, 2003 to: Corporate Secretary, Raindance Communications, Inc., 1157 Century Drive, Louisville, Colorado 80027. If you wish to submit a proposal that is not to be included in next year’s proxy materials, you must do so not later than March 6, 2004 nor earlier than February 5, 2004. You are also advised to review our Amended and Restated Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

     Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a broker or bank holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

How many votes are needed to approve each proposal?

>	For the election of directors, the two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

>	To be approved, Proposal No. 2 — ratification of KPMG LLP as independent auditors — must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you do not vote, or “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

     A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by votes at the meeting or by proxy. On the record date, there were 53,262,496 shares outstanding and entitled to vote. Thus 26,631,249 shares must be represented by votes at the meeting or by proxy to have a quorum.

     Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

     Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2003.

3.

PROPOSAL 1

ELECTION OF DIRECTORS

     Our Board of Directors (“Board”) is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified. This includes vacancies created by an increase in the number of directors.

     Our Board presently has six members. There are two directors in the class whose term of office expires in 2003, Mr. Daniel E. Somers and Mr. Donald F. Detampel, Jr. Mr. Somers was appointed by the Board on April 16, 2002 and Mr. Detampel was appointed by the Board on November 12, 2002. Neither of the nominees have been previously elected by the stockholders. If elected at the annual meeting, each of these nominees will serve until the 2006 annual meeting and until his successor is elected and has qualified, or until the director’s death, resignation or removal. Three members of our Board, Carol deB. Whitaker, Dr. Massih Tayebi and Bradley A. Feld, resigned as directors effective August 20, 2002, September 17, 2002 and January 6, 2003, respectively. The remaining directors appointed Donald F. Detampel, Jr. on November 12, 2002 and Cary L. Deacon on March 19, 2003 to fill two of these vacancies. Mr. Deacon will serve as a director until the 2004 annual meting and until his successor is elected and has qualified, or until his death, resignation or removal. Pursuant to the authority conferred under the Company’s Amended and Restated Bylaws, the remaining directors decreased the size of the Board upon each resignation, and increased the size of the Board upon the appointment of each new director, in each case corresponding to the then current number of directors, and as a result, there are no existing vacancies on the Board.

     Directors are elected by a plurality of the votes properly cast in person or by proxy. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

     The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2006 ANNUAL MEETING

Donald F. Detampel, Jr.

     Donald F. Detampel, Jr., age 47, has served as a member of our Board of Directors since November 2002. From August 2001 to September 2002, Mr. Detampel was chairman of OneSecure, Inc., a network security products company, and chief executive officer from April 2000 to February 2002. From 1998 to February 2000, Mr. Detampel was president of GlobalCenter Inc., a wholly-owned subsidiary of Global Crossing and a director of Global Crossing Ventures. In 1998, Mr. Detampel was senior vice president, data and Internet products of Frontier Corporation, a telecommunications company, and president of the enhanced services group, an operating division of Frontier Corporation. From 1996 to 1997, Mr. Detampel was president of Global Crossing Conferencing (f/k/a ConferTech International), a multi-media teleconferencing company. Mr. Detampel is a Magna Cum Laude graduate of St. Norbert College with degrees in mathematics and physics.

Daniel E. Somers

     Daniel E. Somers, age 55, has served as a member of our Board of Directors since April 2002. Since January 2001, Mr. Somers has been vice chairman of Blaylock & Partners LP, a minority-owned investment banking group. From December 1999 to October 2001, Mr. Somers served as president and chief executive officer of AT&T Broadband, a telecommunications, Internet and home entertainment service provider. From May 1997 to December 1999, Mr. Somers served as executive vice president and chief financial officer of AT&T, a telecommunications service provider. From October 1995 to April 1997, Mr. Somers served as chairman and chief executive officer of Bell Cablemedia, plc, a cable communications company located in London. Mr. Somers is a

4.

member of the board of directors of Lubrizol Corporation. Mr. Somers holds a B.S. degree in finance from Stonehill College in Massachusetts.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2004 ANNUAL MEETING

Paul A. Berberian

     Paul A. Berberian, age 37, has served as our Chairman of the Board, Chief Executive Officer and President since co-founding Raindance Communications in April 1997. From November 1995 to April 1997, Mr. Berberian was director of ConferLink, a division of ConferTech International, now Global Crossing, focusing on revenue call management information systems. In June 1993, Mr. Berberian co-founded LINK-VTC, a videoconferencing service provider, and served as its president and a member of its board of directors until it was acquired by ConferTech International in November 1995. He holds a B.A. degree in management and is a distinguished graduate from the U.S. Air Force Academy.

Cary L. Deacon

     Cary L. Deacon, age 51, has served as a member of our Board of Directors since March 2003. Mr. Deacon currently serves as an executive officer for Navarre Corporation in a corporate development capacity. From September 2001 to August 2002, Mr. Deacon served as president and chief executive officer of NetRadio Corporation, a media company. From July 2000 to August 2001, Mr. Deacon served as president, chief operating officer and as a member of the board of directors of SkyMall, Inc., an integrated specialty retailer. From August 1998 to July 2000, Mr. Deacon served as president of ValueVision International, Inc., a home-shopping network company. From May 1997 to June 1998, Mr. Deacon served as a general partner of Marketing Advocates Inc., a marketing consulting firm.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2005 ANNUAL MEETING

Steven C. Halstedt

     Steven C. Halstedt, age 57, has served as a member of our Board of Directors since June 2000. Mr. Halstedt is a managing director of Centennial Ventures, which he co-founded in 1981. He is also a general partner of Centennial Holdings V, L.P. and a managing principal of Centennial Holdings VI, LLC. Mr. Halstedt is a member of the board of directors of Via Net.Works, Inc., a publicly-held company. Mr. Halstedt received a B.S. with distinction in management engineering from Worcester Polytechnical Institute. He also received an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College, where he was an Edward Tuck Scholar. Mr. Halstedt is a member of the board of trustees of the Worcester Polytechnical Institute and serves on the board of the National Venture Capital Association.

Patrick J. Lombardi

     Patrick J. Lombardi, age 55, has served as a member of our Board of Directors since April 2002. Since February 1996, Mr. Lombardi has been owner and President of PJL Associates, Inc., a consultancy company that provides strategic business and financial consulting services. Before founding PJL Associates, Inc., Mr. Lombardi held various positions at Jones International, Ltd. and its subsidiaries, including group president and board member of Jones International Ltd., president and board member of Jones Financial Group, Ltd. and president and board member of Jones Global Group, Inc. Jones International, Ltd. is the corporate parent of multiple subsidiaries in the Internet, e-commerce, software, education and entertainment industries. Mr. Lombardi holds a B.A. degree in accounting from the University of Notre Dame and is a certified public accountant.

5.

Board Committees and Meetings

     During the fiscal year ended December 31, 2002 the Board of Directors held thirteen meetings. The Board of Directors has an Audit Committee, a Compensation Committee and a Non-Management Stock Option Committee. The Board does not have a nominating committee or other committee performing similar functions.

     The Audit Committee oversees our financial reporting process. For this purpose, the Audit Committee performs several functions: it recommends to the Board the independent auditors to be retained; it reviews our internal accounting and financial controls; and it meets with our independent auditors to review the scope of proposed audits, the results of the annual audit and our financial statements. Three directors comprise the Audit Committee: Mr. Deacon, Mr. Lombardi and Mr. Somers. The Audit Committee met six times during the fiscal year ended December 31, 2002 and, in addition, acted by unanimous written consent two times. All members of our Audit Committee are independent (as independence is currently defined in Rule 4200(a)(14) of the NASD listing standards). The Audit Committee has adopted a written Amended and Restated Audit Committee Charter, which was attached as Appendix A to our 2001 proxy statement, filed with the Securities and Exchange Commission (sometimes referred to as the “SEC”) on April 27, 2001. Our Board has determined that the Audit Committee includes at least one member, Mr. Lombardi, who is an “audit committee financial expert” (as defined by the SEC). Mr. Lombardi is independent (as independence is currently defined in Schedule 14A, Item 7(d)(3)(iv)).

     The Compensation Committee reviews and approves compensation and benefits for our executive officers and certain key employees, reviews and administers our compensation and stock plans, makes recommendations to the Board regarding compensation and employee benefit issues and performs such other functions regarding compensation as the Board may delegate. Three outside directors comprise the Compensation Committee: Mr. Detampel, Mr. Halstedt and Mr. Somers. The Compensation Committee met four times during the fiscal year ended December 31, 2002 and, in addition, acted by unanimous written consent three times.

     The Non-Management Stock Option Committee, consisting solely of Mr. Berberian, awards stock options to purchase up to 10,000 shares per grant to employees.

     During the fiscal year ended December 31, 2002, each current Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

6.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (sometimes referred to as the “1933 Act”) or the Securities Exchange Act of 1934, as amended (sometimes referred to as the “1934 Act”), whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

     Management is responsible for the Company’s financial reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes.

     The Audit Committee is comprised of three independent directors and operates under a written charter adopted by the Company’s Board of Directors. The members of the Audit Committee are Mr. Deacon, Mr. Lombardi and Mr. Somers. Mr. Deacon was appointed to our Board of Directors and to the Audit Committee on March 19, 2003. A copy of the charter is included as Appendix A to the Company’s 2001 proxy statement filed with the Securities and Exchange Commission on April 27, 2001. The Audit Committee, among other things, recommends to the Board of Directors the selection of the Company’s independent auditors.

     The Audit Committee has reviewed and discussed with the Company’s management the audited financial statements of the Company for the year ended December 31, 2002. In addition, the Audit Committee has discussed with KPMG LLP, the Company’s independent auditors, the matters required to be discussed by Statements on Auditing Standards No. 61.

     The Audit Committee also has received the written report, disclosure and the letter from KPMG LLP required by Independent Standards Board Standard No. 1, and has reviewed, evaluated and discussed the written report with KPMG LLP. In addition, the Audit Committee has discussed with KPMG LLP its independence from the Company. The Audit Committee also has discussed with the Company’s management and KPMG LLP such other matters and received such assurances from them as the Audit Committee deemed appropriate.

     Based on the foregoing reviews and discussions and relying thereon, the Audit Committee has recommended to the Company’s Board of Directors the inclusion of the audited financial statements in the Company’s Annual Report for the year ended December 31, 2002 on Form 10-K, as filed with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Cary L. Deacon*
Patrick J. Lombardi
Daniel E. Somers

     *     Mr. Deacon recently joined the Audit Committee on March 19, 2003. As such, he did not participate in any review, evaluation or discussion with the Company’s management or independent auditors as described in the above report, nor did Mr. Deacon participate in the recommendation of the inclusion of the audited financial statements in the Company’s Annual Report.

7.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board has selected KPMG LLP as our independent auditors for the fiscal year ending December 31, 2003 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. KPMG LLP has audited our financial statements since our inception in 1997. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Neither our Amended and Restated Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as our independent auditors. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

     Auditor’s Fees. The following table presents the fees billed for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for the fiscal years ended December 31, 2001 and December 31, 2002 and for its reviews of our interim financial statements, and fees billed for other services rendered by KPMG LLP for the fiscal years ended December 31, 2001 and December 31, 2002:

	2001	2002

Audit Fees	$129,500	$122,000
Audit-Related Fees (a)	$0	$8,000
Tax Fees (b)	$27,430	$56,702
All Other Fees	$0	$0

(a)	Audit-related fees consist of fees for audits of financial statements of the Raindance Communications, Inc. 401(k) Salary Savings Plan.

(b)	Tax fees consist of fees for tax consultation and tax compliance services.

     The Audit Committee has determined that the rendering of all non-audit services by KPMG LLP is compatible with maintaining the auditor’s independence.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

8.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2003 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all such executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

	Beneficial Ownership(1)

	Number of	Percent of
Beneficial Owner	Shares	Total

Paul A. Berberian(2)	2,828,839	5.25
Todd H. Vernon(3)	961,822	1.79
Nicholas J. Cuccaro(4)	454,577	*
Carolyn W. Bradfield(5)	1,256,586	2.36
Centennial Ventures(6)(11)	6,130,439	11.51
Entities affiliated with Mobius Venture Capital (f/k/a SOFTBANK Venture Capital)(7)	3,029,870	5.69
RS Investment Management Co. LLC(8)	3,085,400	5.79
Cary L. Deacon(9)	3,633	*
Donald F. Detampel, Jr.(10)	11,100	*
Steven C. Halstedt(6)(11)	64,154	*
Patrick J. Lombardi(12)	27,066	*
Daniel E. Somers(13)	24,416	*
All named executive officers and directors (as of March 31, 2003) as a group (9 persons)(14)	5,632,193	10.27

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 53,261,950 shares outstanding on March 31, 2003, adjusted as required by rules promulgated by the SEC.

(2)	Includes 1,969,600 shares held by Falcon Investments LLC, 10,400 shares held by Paul A. Berberian Family Trust and 607,040 shares subject to options exercisable within 60 days of March 31, 2003. Excludes 16,667 shares that are subject to options that are unvested but exercisable within 60 days of March 31, 2003.

(3)	Includes 50,000 shares held by Vernon Investments, LLC. Voting and investment power over shares held by Vernon Investments, LLC is shared between Mr. Vernon and his wife. Also includes 551,912 shares subject to options exercisable within 60 days of March 31, 2003. Excludes 24,030 shares that are subject to options that are unvested but exercisable within 60 days of March 31, 2003.

(4)	Includes 289,999 shares subject to options exercisable within 60 days of March 31, 2003.

9.

(5)	Includes 37,500 shares subject to options exercisable within 60 days of March 31, 2003.

(6)	Includes 3,161,615 shares held by Centennial Fund VI, L.P., 2,562,646 shares held by Centennial Fund V, L.P., 16,616 shares held by Centennial Holdings IV, LLC, 83,200 shares held by Centennial Entrepreneurs Fund VI, L.P., 166,401 shares held by Centennial Strategic Partners VI, L.P., 66,560 shares held by Centennial Holdings I, LLC, 62,922 shares held by Centennial Entrepreneurs Fund V, L.P. and 10,479 shares held by Centennial Holdings V, L.P. Centennial Holdings VI, LLC is the sole general partner of Centennial Fund VI, L.P., Centennial Entrepreneurs Fund VI, L.P. and CSPVI Management, LLC, which is the sole general partner of Centennial Strategic Partners VI, L.P., and, accordingly, may be deemed to be the indirect beneficial owner of the shares held by such funds by virtue of its authority to make decisions regarding the voting and disposition of such shares. Centennial Holdings V, L.P. is the sole general partner of Centennial Fund V, L.P., and Centennial Entrepreneurs Fund V, L.P., and, accordingly, may be deemed to be the indirect beneficial owner of the shares held by such funds by virtue of its authority to make decisions regarding the voting and disposition of such shares. Except as provided above with respect to Centennial Holdings VI, LLC and Centennial Holdings V, L.P., none of the Centennial entities listed above has voting or investment power over the shares held by any other Centennial entity, and accordingly each entity disclaims beneficial ownership of such shares. Mr. Halstedt, who is one of our directors, is one of four managing principals of Centennial Holdings VI, LLC, one of the three general partners of Centennial Holdings V, L.P. and is one of the managing members of Centennial Holdings I, LLC, but, acting alone, does not have voting or investment power over any of the listed shares and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Centennial Ventures and each of the Centennial entities is 1428 Fifteenth Street, Denver, Colorado 80202.

(7)	Includes 2,108,202 shares held by SOFTBANK Technology Ventures IV, L.P., 41,883 shares held by SOFTBANK Technology Ventures Advisors Fund, L.P., 840,588 shares held by SOFTBANK Technology Ventures V, L.P., 22,754 shares held by SOFTBANK Technology Ventures Advisors Fund V, L.P., 15,093 shares held by SOFTBANK Technology Ventures Entrepreneurs Fund V, L.P and 1,350 shares held by Mobius Venture Capital, Inc. STV IV, LLC is the general partner of SOFTBANK Technology Ventures IV, L.P. and SOFTBANK Technology Ventures Advisors Fund, L.P. (the three entities collectively being the “Fund IV Entities”). SBTV V, LLC is the general partner of SOFTBANK Technology Ventures V, L.P., SOFTBANK Technology Ventures Advisors Fund V, L.P. and SOFTBANK Technology Ventures Entrepreneurs’ Fund V, L.P. (the four entities collectively being the “Fund V Entities”). The Fund IV Entities have no voting or investment power over any of the shares held by the Fund V Entities and disclaim beneficial ownership of any such shares. The Fund V Entities have no voting or investment power over any of the shares held by the Fund IV Entities and disclaim beneficial ownership of any such shares. SOFTBANK Technology Ventures IV, L.P. has no voting or investment power over any of the shares held by SOFTBANK Technology Ventures Advisors Fund, L.P. and disclaims beneficial ownership of such shares. SOFTBANK Technology Ventures Advisors Fund, L.P. has no voting or investment power over any of the shares held by SOFTBANK Technology Ventures IV, L.P. and disclaims beneficial ownership of such shares. SOFTBANK Technology Ventures V, L.P. has no voting or investment power over any of the shares held by either SOFTBANK Technology Ventures Advisors Fund V, L.P. or SOFTBANK Technology Ventures Entrepreneurs’ Fund V, L.P. and disclaims beneficial ownership of such shares. SOFTBANK Technology Ventures Advisors Fund V, L.P. has no voting or investment power over any of the shares held by either SOFTBANK Technology Ventures V, L.P. or SOFTBANK Technology Ventures Entrepreneurs’ Fund V, L.P. and disclaims beneficial ownership of such shares. SOFTBANK Technology Ventures Entrepreneurs’ Fund V, L.P. has no voting or investment power over any of the shares held by either SOFTBANK Technology Ventures V, L.P. or SOFTBANK Technology Ventures Advisors Fund V, L.P. and disclaims beneficial ownership of such shares. The address of Mobius Venture Capital (formerly known as SOFTBANK Venture Capital) is Two Palo Alto Square, Suite 500, 3000 El Camino Real, Palo Alto, California 94306.

(8)	RS Investment Management Co. LLC is the parent company of registered investment advisers whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. No individual client’s holdings of the shares are more than five percent of the class.

(9)	Includes 3,333 shares subject to options exercisable within 60 days of March 31, 2003.

(10)	Includes 10,000 shares subject to options exercisable within 60 days of March 31, 2003.

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(11)	Includes 101 shares held by Halstedt Family Limited Partnership. Also includes 52,035 shares subject to options exercisable within 60 days of March 31, 2003. Excludes 741 shares that are subject to options that are unvested but exercisable within 60 days of March 31, 2003. Mr. Halstedt holds such options for the benefit of Centennial Fund V, L.P. and Centennial Fund VI, L.P. Also excludes shares held by the Centennial entities described in footnote 6.

(12)	Includes 21,666 shares subject to options exercisable within 60 days of March 31, 2003.

(13)	Includes 21,666 shares subject to options exercisable within 60 days of March 31, 2003.

(14)	Includes shares as described in the notes above, as applicable.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the 1934 Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

     To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2002, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

MANAGEMENT

     Our executive officers and key employees are as follows:

Name	Age	Position

Executive Officers
Paul A. Berberian	37	Chairman of the Board of Directors, Chief Executive Officer and President
Nicholas J. Cuccaro	61	Chief Financial Officer
Todd H. Vernon	39	Chief Technology Officer
Carolyn W. Bradfield	48	Senior Vice President, Sales and Marketing
Key Employees
Stephanie A. Anagnostou	35	Senior Vice President, General Counsel and Secretary
Peter J. Holst	34	Senior Vice President, Corporate Development
Henry Rodriguez III	42	Senior Vice President, Engineering
Bryce L. Ambraziunas	33	Vice President, Operations
Bradley S. Dupee, Jr.	33	Vice President, Channel Sales
Kenneth M. Mesikapp	39	Vice President, Finance and Accounting and Treasurer

Executive Officers

     Biographical information for Paul A. Berberian is in the section entitled “Proposal 1 Election of Directors.”

     Nicholas J. Cuccaro has served as our Chief Financial Officer since March 2001. From November 1999 to March 2001, Mr. Cuccaro served as executive vice president and chief financial officer of NetLibrary, an electronic book publisher. From June 1994 to November 1999, Mr. Cuccaro held a number of positions, including president, publishing division, senior vice president and chief executive officer, at Neodata, a customer management company, which was acquired by EDS Corporation and renamed Centrobe. Mr. Cuccaro is a certified public accountant and holds a B.B.A. degree from St. John’s University in Queens, NY.

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     Todd H. Vernon has served as our Chief Technology Officer since our inception in April 1997. From August 1996 to April 1997, Mr. Vernon served as senior software engineer for ConferLink, a division of ConferTech International, a multimedia teleconferencing company. Mr. Vernon also has served as product architect and lead developer for Rogue Wave Software, a software company, senior software engineer for Evolving Systems, Inc., also a software company, and senior electronic engineer for NASA Dryden Flight Research Facility. He holds a B.S. degree in electrical engineering from Central Missouri State University.

     Carolyn W. Bradfield has served as our Senior Vice President of Sales and Marketing since May 2002. From January 2000 to May 2002, Ms. Bradfield served as the president and founder of InterAct Conferencing, LLC, a nationwide reseller of audio and web conferencing services, which we acquired in May 2002. From January 1999 to January 2000, Ms. Bradfield served as managing member and founder of Momentum Technologies, a provider of electronic marketplace solutions for vertical markets. From January 1995 to October 1998, Ms. Bradfield served as managing member and founder of Quorum Conferencing, an audio conferencing company. From July 1991 to March 1994, Ms. Bradfield served as vice president and founder of InterCall, a conferencing provider. Ms. Bradfield holds her B.A. in English from Valdosta State University.

Key Employees

     Stephanie A. Anagnostou has served as our Senior Vice President and General Counsel since April 2000 and our Secretary since January 2001. From March 1995 to April 2000, Ms. Anagnostou served as an attorney at Cooley Godward LLP, practicing primarily in areas of public offerings, private placements, mergers and acquisitions, and strategic partnerships. Ms. Anagnostou is licensed to practice law in Colorado and California. She holds a B.A. degree in mass communications with an emphasis in business from University of California, Los Angeles and a J.D., cum laude, from University of San Francisco School of Law.

     Peter J. Holst has served as our Senior Vice President of Corporate Development since May 2002. From October 2000 to May 2002, he served as our Vice President of Corporate Development. From September 1997 to September 2000, Mr. Holst served as vice president of corporate development for LyncStar Integrated Communications, a broadband services company. From March 1996 to September 1997, Mr. Holst served as director of sales for Autoskill International, a software company. He holds a B.Adm degree in finance from the University of Ottawa, Canada.

     Henry Rodriguez III has served as our Senior Vice President of Engineering since April 2000. From October 1999 to March 2000, Mr. Rodriguez served as chief technical officer for ExchangePoint, an online provider of enterprise software and business services. From January 1999 to September 1999, Mr. Rodriguez served as vice president research and development/operations for Xtra-Online, a developer of Internet-based travel products. From February 1998 to January 1999, he served as vice president research and development/chief architect for Borealis, a technology research and development company. From November 1995 to February 1998, Mr. Rodriguez served as vice president research and development/chief architect for Seagate Software, a software company.

     Bryce L. Ambraziunas has served as our Vice President of Operations since November 1998. From October 1997 to November 1998, Mr. Ambraziunas served as executive manager of U.K. operations for Frontier Videoconferencing, a division of Frontier ConferTech, a multimedia teleconferencing company. From January 1996 to October 1997, Mr. Ambraziunas held various positions in the operations and sales departments of LINK-VTC, including technical account executive for its videoconferencing offering. He received a B.A. degree in economics from the University of California at Santa Cruz.

     Bradley S. Dupee, Jr. has served as our Vice President of Channel Sales since December 2001. From June 1999 to November 2001, Mr. Dupee served as our Vice President of Business Development. From June 1998 to May 1999, Mr. Dupee served as a business development director for Hill Holliday Interactive, currently known as Zentropy Partners, an Internet business consultancy. From February 1996 to May 1998, Mr. Dupee served as director of sales and marketing for General Interactive, currently known as EchoMail, an email customer relationship management firm. Mr. Dupee holds a B.S. degree in finance from Bentley College.

     Kenneth M. Mesikapp has served as our Vice President of Finance and Accounting since October 1999 and our Treasurer since January 2001. Mr. Mesikapp also served as our Corporate Controller from December 1997 to October 1999, our Assistant Treasurer from October 1999 to January 2001 and our Acting Chief Financial Officer from January 2001 to March 2001. From November 1994 to December 1997, Mr. Mesikapp served as audit

12.

manager of Brock and Company, CPAs, P.C., an accounting firm located in Boulder, Colorado. From June 1986 to November 1994, Mr. Mesikapp held a variety of positions, including manager, at Nykiel, Carlin and Company, an accounting firm located in Schaumburg, Illinois. Mr. Mesikapp holds a B.S. degree in accounting from the University of Illinois at Chicago and is a certified public accountant.

EXECUTIVE COMPENSATION

Compensation of Directors

     Our directors currently do not receive any cash compensation for their services as directors other than reimbursement for customary and reasonable expenses incurred in attending Board and committee meetings in accordance with our company policy. Each non-employee director receives the following equity compensation: (A) a stock grant of 300 fully-vested shares of our common stock for each regularly scheduled in-person board meeting that he attends (or a stock grant of 100 fully-vested shares of our common stock if such director attends an in-person meeting telephonically), (B) a stock grant of 50 fully-vested shares of our common stock for each regularly scheduled telephonic board meeting that he attends and (C) where applicable, a stock grant of 300 fully-vested shares of our common stock for each regularly scheduled committee meeting attended. Generally, our Board regularly meets in-person six times per year and telephonically six times per year. In addition, on an annual basis on the date of the Board meeting held immediately following our Annual Meeting of Stockholders, each non-employee director then in office, who has been in office for at least one year on such date, receives a stock option to purchase 20,000 shares of our common stock. Upon joining our Board, each non-employee director receives an initial stock option to purchase 60,000 shares.

     Options and stock issuances to our non-employee directors are granted pursuant to our 2000 Equity Incentive Plan. Options granted to non-employee directors generally vest over a period of three years commencing on the date of grant, with 1/36th of the underlying shares vesting each month, and have an exercise price equal to the fair market value of our common stock on the date of grant (based on the closing sales price reported on the Nasdaq Stock Market (“Nasdaq”) on the date of grant). The term of options granted to non-employee directors is ten years. In the event of our merger with or into another corporation or a consolidation, acquisition of our assets or other change-in-control transaction (“change-in-control”) involving us, options granted to our non-employee directors may be assumed by the surviving or acquiring entity. If such options are assumed and a non-employee director’s service is terminated without cause (as defined in our 2000 Equity Incentive Plan) within twelve months of a change-in-control, then the vesting of such director’s options shall be accelerated so that the portion of such options which would have been vested twelve months from the date of termination shall vest as of the date of termination. Each of these options will accelerate in full unless the surviving or acquiring entity assumes such option or substitutes an equivalent option for such option.

     In addition to the grant of options to purchase 20,000 shares of our common stock pursuant to our non-employee director compensation policy as described above, we granted options to purchase an additional 20,000 shares of our common stock to Mr. Halstedt as additional consideration for his continued service to the Company as a director and to place his option holdings on par with the other non-employee directors. As of March 31, 2003, no options to purchase shares of our common stock have been exercised by our current non-employee directors.

Compensation of Executive Officers

Summary of Compensation

     The following table shows for the fiscal years ended December 31, 2000, 2001 and 2002, compensation awarded or paid to, or earned by, our Chief Executive Officer and our other most highly compensated executive officers whose total salary and bonus exceeded $100,000 for services rendered to us in all capacities (collectively referred to as the “Named Executive Officers”):

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SUMMARY COMPENSATION TABLE

		Annual			Long-term
		Compensation(1)			Compensation

					Securities
					Underlying	All Other
Name and Principal		Salary	Bonus		Options	Compensation
Position	Year	($)	($)		(#)	($)(2)

Paul A. Berberian	2002	220,769	371,100	(3)	300,000	116
President and Chief	2001	215,000	98,900		140,714	111
Executive Officer	2000	215,614			268,708	136

Todd H. Vernon	2002	215,000	289,715	(4)	100,000	116
Chief Technology Officer	2001	206,154	83,950		372,225	111
	2000	190,558	150,000		263,499	136

Nicholas J. Cuccaro(5)	2002	215,000	215,000			116
Chief Financial Officer	2001	170,346	82,417		560,000	75

Carolyn W. Bradfield(6) Senior Vice President, Sales and Marketing	2002	122,769	50,000		150,000	62

(1)	As permitted by rules promulgated by the SEC, no amounts are shown with respect to certain “perquisites” where the aggregate amount of such perquisites received by a Named Executive Officer does not exceed the lesser of $50,000 or 10% of his salary plus bonus for the applicable year.

(2)	The amounts shown in this column represent the insurance premiums paid by us with respect to term life insurance for the benefit of the Named Executive Officer (or his designee).

(3)	The amount shown includes both an annual 2002 year-end bonus in the amount of $221,667 and an additional bonus paid in 2002, in the amount of $149,433, in consideration of dedicated service to the Company since its inception.

(4)	The amount shown includes both an annual 2002 year-end bonus in the amount of $215,000 and an additional bonus paid in 2002, in the amount of $74,715, in consideration of dedicated service to the Company since its inception.

(5)	Mr. Cuccaro’s employment with us began in March 2001, and accordingly, no amounts are shown for 2000.

(6)	Ms. Bradfield’s employment with us began in May 2002, and accordingly, no amounts are shown for 2000 or 2001.

14.

STOCK OPTION GRANTS AND EXERCISES

     We grant options to all of our employees, including our executive officers under our 2000 Equity Incentive Plan. As of March 31, 2003, options to purchase a total of 8,962,732 shares were outstanding under the 2000 Equity Incentive Plan and 4,234,013 shares remained available for grant under the plan.

Equity Compensation Plan Information

     The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2002:

			Number of securities
			remaining available for
	Number of securities to be	Weighted-average	issuance under equity
	issued upon exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan Category	(a)(1)	(b)(1)	(c)(1)(2)

Equity compensation plans approved by security holders	8,229,267	$3.39	6,495,979 (3)
Equity compensation plans not approved by security holders(4)	652,790	$7.35	0
Total	8,882,057	$3.68	6,495,979 (3)

(1)	Excludes 179,797 shares issuable upon exercise of outstanding options assumed under Contigo Software, Inc.’s 1999 Stock Option Plan and 1999 Section 25102(o) Stock Option/Stock Issuance Plan, with a weighted average exercise price of $3.21 (the “Acquired Options”). The Acquired Options are generally fully exercisable and expire ten years from the date of grant. Additional stock options will not be granted under any of the assumed plans.

(2)	On January 1 of each year for ten years, commencing on January 1, 2001, the share reserve under the 2000 Equity Incentive Plan will be automatically increased by the lesser of: (i) 3% of the number of shares of common stock outstanding on each January 1, (ii) 3% of the total number of shares outstanding as of the effective date of the 2000 Equity Incentive Plan, or (iii) such smaller number of shares as determined by the Board of Directors. On January 1 of each year, commencing on January 1, 2001 and ending (and including) January 1, 2009, the share reserve under the 2000 Employee Stock Purchase Plan will be automatically increased by the lesser of: (a) 3% of the number of shares of common stock outstanding on each January 1, (b) 3% of the total number of shares outstanding as of the effective date of the 2000 Employee Stock Purchase Plan, or (c) such smaller number of shares as determined by the Board of Directors.

(3)	Includes 2,167,230 shares that remain available for future purchase under our 2000 Employee Stock Purchase Plan.

(4)	Represents the aggregate number of shares issuable pursuant to the exercise of outstanding warrants to purchase our common stock. Descriptions of such warrants are contained in note 8 of the footnotes to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K, filed with the SEC on March 26, 2003 (File No. 000-31045).

     Our Board of Directors may reprice options pursuant to the terms of our 2000 Equity Incentive Plan. Options are granted at an exercise price equal to the fair market value of our common stock on the date of grant. Since our initial public offering, the fair market value of our common stock is the closing sales price of the stock as

15.

reported on Nasdaq for the date of grant. Prior to our initial public offering, the fair market value of our common stock on the date of grant was determined by our Board, taking into consideration a number of factors, including:

•	our historical and prospective revenue and profitability;

•	our cash balance and rate of cash consumption;

•	the growth and size of the market for our services;

•	the stability of our management team; and

•	the quality of our services.

     Options generally vest over a four year period, with 25% of the underlying shares vesting one year after the date of grant and the remaining shares vesting at a rate of 1/48th per month thereafter. Options granted to employees who have been employed for more than one year typically vest over a four year period, with 1/48th of the underlying shares vesting each month beginning on the date one month after the date of grant. The term of options granted to employees is ten years. In the event of a change-in-control involving us, options granted to employees may be assumed by the surviving or acquiring entity. If such options are assumed and an employee’s service is terminated without cause (as defined in our 2000 Equity Incentive Plan) within twelve months of a change-in-control, then generally the vesting of such employee’s options shall be accelerated so that the portion of such options which would have vested twelve months from the date of termination shall vest as of the date of termination. Options granted to employees will vest in full unless the acquiring company assumes the options or substitutes similar options. With respect to executive officers, see the section entitled “Employment and Change of Control Agreements” for provisions applicable to such officers.

Stock Option Grants

     The following table shows for the fiscal year ended December 31, 2002, certain information regarding options granted to the Named Executive Officers:

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable Value
at Assumed Annual Rates
	Number of	% of Total			of Stock Price
	Securities	Options			Appreciation for Option
	Underlying	Granted to	Exercise		Term
	Options	Employees in	Price	Expiration
Name	Granted	Fiscal Year(2)	($/Sh)	Date	5% ($)	10% ($)

Paul A. Berberian Todd H. Vernon Carolyn W. Bradfield	300,000 100,000 150,000 (1)	14.86 4.95 7.43	3.49 3.49 3.49	5/21/12 5/21/12 5/21/12	658,453 219,484 329,226	1,668,648 556,216 834,324

(1)	The option vests over a period of two years in equal monthly installments commencing on the date of grant.

(2)	Based on options to purchase an aggregate of 2,019,086 shares of common stock granted to employees in 2002.

     The potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounding annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. The stock price on the date of grant is the closing sales price of the stock as reported on Nasdaq for the date of grant. The amounts shown in the above table represent certain assumed rates of appreciation only, in accordance with the rules of the SEC, and do not reflect our estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of our common stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

16.

Stock Option Exercises

     The following table shows for the fiscal year ended December 31, 2002, certain information regarding options exercised by, and held at year end by, the Named Executive Officers:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

			Number of Securities
	Number		Underlying Unexercised		Value of Unexercised
	of Shares		Options on		In-the-Money Options on
	Acquired	Value	December 31, 2002		December 31, 2002($)
	on	Realized
Name	Exercise	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Paul A. Berberian	—	—	512,519	330,236	474,856	209,848
Todd H. Vernon	43,000	111,190	513,725	421,998	903,835	461,721
Nicholas J. Cuccaro	—	—	225,415	334,585	135,219	196,981
Carolyn W. Bradfield	—	—	—	150,000	—	—

     Amounts characterized as “unexercisable” in the above table include all unvested options notwithstanding the fact that some unvested options are immediately exercisable upon grant, in which case the shares underlying such options are subject to our repurchase at the original exercise price upon the employee’s cessation of service. The value of the unexercised in-the-money options is equal to the closing sales price of the stock as reported on Nasdaq for December 31, 2002 ($3.23) minus the per share exercise price of the option, multiplied by the number of shares underlying the option.

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

     Paul A. Berberian. In November 1999, we entered into a personal services agreement with Mr. Berberian, our Chairman of the Board, Chief Executive Officer and President. In June 2002, we amended such agreement with Mr. Berberian. The agreement continues indefinitely until Mr. Berberian’s employment is terminated pursuant to the agreement. Under the agreement, as amended, Mr. Berberian receives an annual base salary of $225,000 beginning in May 2002, plus a performance-based bonus as determined by the Compensation Committee.

     If Mr. Berberian is terminated without cause or terminates his own employment “for good reason,” then he will receive his base salary for a period of 18 months, plus any accrued bonuses, and all unexercised stock options will vest. If Mr. Berberian is terminated “for cause,” by mutual agreement or voluntarily, then he will be entitled to accrued compensation and unreimbursed expenses. “For good reason” is generally defined as a material change in the executive’s job duties inconsistent with his position, a reduction in salary inconsistent with a general reduction of the salaries of similarly situated employees, a required relocation more than 50 miles from our current location or our material breach of the applicable employment period. “For cause” is generally defined as a material breach of the employment agreement by the executive, dishonesty with respect to us, willful misfeasance intended to materially damage us, conviction of a crime of moral turpitude or crime, other than a vehicular offense, that could materially damage our reputation or willful or prolonged absence, other than due to illness, or failure to perform his duties for 20 days following written notice.

     If Mr. Berberian is terminated for any reason upon or following a “change of control,” then he will receive his base salary for a period of 18 months payable in a lump sum within 10 days after the termination date, plus any accrued bonuses, and all stock options will vest. A “change of control” is generally defined as our liquidation or dissolution, the sale of all or substantially all of our assets, or a merger or consolidation that results in our stockholders holding less than 50% of the stock of the surviving corporation.

     The agreement also contains non-competition and confidentiality provisions. Pursuant to the terms of the agreement, Mr. Berberian agrees not to compete with us within the United States, nor to hire or attempt to hire any of our employees for a period of 12 months following his termination or while we are making payments to him.

17.

     Todd H. Vernon. All outstanding stock options granted to Mr. Vernon provide that if Mr. Vernon is terminated without cause (as defined in our 2000 Equity Incentive Plan) after the occurrence of a change-in-control, then all such outstanding stock options will vest in full and become immediately exercisable.

     Nicholas J. Cuccaro. We entered into a letter agreement with Mr. Cuccaro, our Chief Financial Officer, in February 2001. Pursuant to the terms of this agreement, if we terminate Mr. Cuccaro without cause (as defined in our 2000 Equity Incentive Plan), then he will receive his base salary for a period of six months. If Mr. Cuccaro is terminated without cause within twelve months after a change-in-control, then all outstanding stock options granted to Mr. Cuccaro will vest in full and become immediately exercisable.

     Performance-Based Compensation Arrangement. In February 2003, the Board approved a performance-based compensation arrangement pursuant to which our Compensation Committee selected certain executive officers who are eligible to receive benefits under such arrangement upon the achievement of the performance measures prescribed by the Compensation Committee. Under this arrangement, in the event certain financial milestones are met by the Company, or entirely within the Board’s discretion, upon a change-in-control of the Company, Mr. Berberian would receive up to an aggregate of $1.5 million in cash compensation and the full acceleration of vesting of 200,000 shares subject to a restricted stock award granted to Mr. Berberian under the Company’s 2000 Equity Incentive Plan on February 19, 2003, and Mr. Cuccaro would receive up to an aggregate of $1 million in cash compensation and the full acceleration of vesting of 100,000 shares subject to a restricted stock award granted to Mr. Cuccaro under the Company’s 2000 Equity Incentive Plan on February 19, 2003. Pursuant to this arrangement, in the event that certain product milestones are met by the Company or upon a change-in-control of the Company, Mr. Vernon would receive up to an aggregate of $700,000 in cash compensation and the full acceleration of vesting of 350,000 shares subject to a restricted stock award granted to Mr. Vernon under the Company’s 2000 Equity Incentive Plan on February 19, 2003.

18.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION

     The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

     The Compensation Committee of the Board of Directors is composed of three non-employee directors of the Company. The members of the Compensation Committee are Mr. Detampel, Mr. Halstedt and Mr. Somers. Mr. Halstedt was appointed to the Compensation Committee on February 19, 2003. The Compensation Committee is responsible for establishing and administering the policies governing the compensation of all employees of the Company, including executive officers. In addition, the Compensation Committee evaluates the performance of, and determines the total compensation package for, the Company’s Chief Executive Officer (“CEO”) and other executive officers of the Company.

COMPENSATION POLICIES

     The Company’s compensation policies are designed to attract, retain and reward executive officers through a combination of competitive base salaries, annual bonuses and long-term equity-based incentives. The Company strives to create compensation packages that reward executives who contribute to both the short-term and the long-term success of the Company and that align executive reward with stockholder value. Consistent with these philosophies, the Compensation Committee considers a variety of factors, including level of responsibility, prior experience, individual and corporate performance, short-term and long-term business strategies and objectives and competitive pay practices, in determining the total compensation package of an executive. Each component of the Company’s executive compensation packages is discussed separately below.

Base Salary

     The Compensation Committee sets a range of base salaries for the Company’s executive officers, primarily based on the competitive pay practices within the industry, particularly of comparable high-technology companies. In addition, the Compensation Committee, together with the Board of Directors, evaluates the level of performance of each executive officer, the specific duties to be performed and the length of service to the Company in determining current and future appropriate base pay levels. The Compensation Committee periodically reviews the base salaries of executive officers, considering the above-listed factors, as well as corporate performance. Corporate performance is measured by relevant financial results and the success of the management team in non-financial areas, such as strategic business decisions, operational performance and management objectives.

Annual Bonuses

     Executive officers are eligible for target annual bonuses that are calculated by the Compensation Committee as a percentage of the executive officers’ base salary. The Compensation Committee views annual bonuses as an opportunity to link continuous improvements in corporate performance and increases in stockholder value to executive rewards. To this end, annual bonuses are primarily based on specific corporate performance goals and milestones, which are established each year by management and approved by the Compensation Committee. Corporate performance is measured by the Company’s actual performance as compared to corporate revenue and earnings targets. Individual performance is based on subjective and objective factors, including actual performance as compared to department metrics, objectives and functions.

Long-Term Equity-Based Incentives

     The Company has a 2000 Equity Incentive Plan and a 2000 Employee Stock Purchase Plan, which exist to provide employees, including executive officers, the opportunity to share in the long-term performance of the Company and the motivation to maximize stockholder value.

     The Company typically grants stock options to executives upon the commencement of their service to the Company or upon a significant change in responsibilities based on competitive pay practices of comparable companies. In addition, the Company periodically grants stock options to executives in an effort to retain and

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reward a high-quality management team. In this regard, the Compensation Committee bases its decisions regarding stock options on current market conditions, as well as corporate and individual performance. Where the Compensation Committee grants options as a compensation award for past performance, the significance of the accomplishment or milestone is measured against objective criteria to determine the size of the award. In addition, where options are viewed as an incentive mechanism, the number of options or shares granted to or owned by the executive, in addition to the price at which such options or shares were granted or purchased, is taken into consideration in determining the size of the award.

     Stock options granted to executives typically vest over a period of four years and expire ten years after the date of grant. The exercise price of the stock options typically is 100% of the fair market value of the Company’s Common Stock on the date of grant. Executives also may participate in the Company’s 2000 Employee Stock Purchase Plan, which allows employees to authorize payroll deductions of up to 15% of their earnings for the purchase of stock at a discounted price pursuant to the plan.

CEO COMPENSATION AND CORPORATE PERFORMANCE

     Mr. Berberian’s base salary, annual bonus and long-term incentives are determined in accordance with the compensation policies described above. Mr. Berberian’s base salary was $220,769 for the fiscal year 2002. In setting Mr. Berberian’s base salary, the Compensation Committee considered the prevailing competitive salaries in the technology sector for similar positions in comparable companies. In addition, the Compensation Committee measures corporate performance to determine the total compensation of Mr. Berberian, which includes financial goals such as revenue and earnings targets as well as certain other performance metrics, such as operational, strategic and management objectives, and service quality and customer satisfaction. Last year, the Compensation Committee granted Mr. Berberian an annual year-end bonus of $221,667. Mr. Berberian’s annual bonus was awarded to compensate Mr. Berberian for his contribution to the strategic direction of the Company in 2002 and for company performance metrics measured in terms of revenue and earnings targets for 2002. Mr. Berberian was also awarded an additional bonus in 2002 of $149,433 in consideration of his dedicated service to the Company since its inception.

     Mr. Berberian also received a long-term equity-based incentive in 2002. In particular, the Company granted Mr. Berberian a stock option to purchase 300,000 shares of the Company’s Common Stock at an exercise price of $3.49, which was the per share fair market value of the stock on the date of grant. The Compensation Committee’s decision to grant a long-term equity-based incentive to Mr. Berberian was based on its determination that Mr. Berberian contributed substantially to the growth and performance of the Company and its philosophy of motivating executive officers, particularly the CEO, by linking compensation to long-term stockholder value.

Compensation Committee of the Board of Directors

Donald F. Detampel, Jr.
Steven C. Halstedt*
Daniel E. Somers

     *Mr. Halstedt was recently appointed to our Compensation Committee on February 19, 2003. As such, he did not participate in any discussions regarding the CEO’s compensation during 2002.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As noted above, the Compensation Committee of our Board consists of Mr. Detampel, Mr. Halstedt and Mr. Somers. No member of the Compensation Committee has been an officer or employee of our company at any time. None of our executive officers serve as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board or Compensation Committee.

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PERFORMANCE MEASUREMENT COMPARISON

     The material in this section is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any of our filings under the 1933 Act or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filings.

     The following graph shows the total stockholder return of an investment of $100 in cash on July 25, 2000 for our common stock and the Nasdaq Stock Market (U.S.) Index and an investment of $100 in cash on June 30, 2000 for the Russell 2000 Technology Sector Index. All values assume reinvestment of the full amount of all dividends and are calculated as of the last day of the applicable month.

COMPARISON OF TWENTY-NINE MONTH CUMULATIVE TOTAL RETURN AMONG RAINDANCE
COMMUNICATIONS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX AND THE RUSSELL 2000
TECHNOLOGY SECTOR INDEX

CERTAIN TRANSACTIONS

Leases

     In June 1999, we entered into a contract with BLC Properties, LLC for the lease of our principal executive offices at 1157 Century Drive, Louisville, Colorado 80027. This lease commenced in October 1999 and has a term of ten years. Pursuant to this lease, we pay rent of $59,205 per month subject to an annual adjustment for inflation based on the consumer price index. We also pay the operating expenses related to this building, which are currently $17,693 per month and vary on an annual basis. Mr. Berberian is a member of BLC Properties, LLC. We believe that this transaction was carried out on terms that were no less favorable to us than those that would have been obtained from unaffiliated third parties.

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     In connection with the acquisition of Interact Conferencing, LLC, we assumed a facility lease obligation associated with a building that is partially owned by Ms. Bradfield, our Senior Vice President, Sales and Marketing. The lease obligation commenced in May 2002 and has a maximum term of 5 years. Pursuant to this lease, we pay rent of $11,250 per month. We also pay the operating expenses related to this building, which are currently $1,000 per month and may vary on an annual basis. Based on an independent review of this property and the related lease term, we believe that this transaction was carried out on terms that were no less favorable to us than those that would have been obtained from unaffiliated third parties.

Related Party Transactions

     In January 2001 we furnished a loan in the principal amount of $100,000 to Paul A. Berberian, who is one of our executive officers and chairman of our Board of Directors, pursuant to a promissory note with a two year term and an annual interest rate of 8%. As of December 31, 2002 the entire principal and interest of the loan was paid in full by Mr. Berberian.

     In June 2002, we entered into an amendment to our personal services agreement with Mr. Berberian, which is described in the section entitled “Employment and Change of Control Arrangements.” In February 2003, our Board approved a performance-based compensation arrangement pursuant to which, in the event that certain performance milestones are met, each of Mr. Berberian, Mr. Cuccaro and Mr. Vernon are entitled to certain benefits that are described in the section entitled “Employment and Change of Control Agreements.” Stock option grants and stock issuances to our executive officers and directors are described in the sections entitled “Compensation of Executive Officers” and “Compensation of Directors.”

     We have entered into an indemnity agreement with each of our directors and our executive officers which provides that, among other things, we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines, settlements or other amounts that he or she is required to pay in connection with an action or proceeding to which he or she becomes a party by reason of his or her position as our director, officer, employee or other agent, and otherwise to the fullest extent permitted under Delaware law and our Amended and Restated Bylaws. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

     On November 17, 2000, we entered into an agent agreement with 2Com Communications, LLC, an entity controlled by Mr. Berberian’s brother-in-law. We paid consulting fees and commissions in the amount of $60,000 to 2Com Communications, LLC in 2002.

     In April 2002, we entered into a separation and release agreement with Mr. Jack B. Blount, our former Chief Operating Officer, whereby Mr. Blount resigned from his position as our Chief Operating Officer. Pursuant to the terms of the agreement, Mr. Blount received a lump sum severance payment of $107,500, representing six months of his base salary offset against all amounts Mr. Blount owed to us under a promissory note he issued to us in March 2002. Pursuant to the terms of the agreement, stock options to purchase an aggregate of 316,667 shares of our common stock that were granted to Mr. Blount over the course of his employment were cancelled.

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HOUSEHOLDING OF PROXY MATERIALS

     The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

     This year, a number of brokers with account holders who are Raindance Communications, Inc. stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Raindance Communications, Inc., Attention: Stephanie A. Anagnostou, 1157 Century Drive, Louisville, Colorado 80027, or contact our Corporate Secretary, Stephanie A. Anagnostou, at (303) 928-2400. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

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OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Stephanie A. Anagnostou
General Counsel and Secretary

April 25, 2003

     A copy of our Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2002 is available without charge upon written request to: Corporate Secretary, Raindance Communications, Inc., 1157 Century Drive, Louisville, Colorado 80027.

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Raindance Communications, Inc.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, June 5, 2003
9:00 a.m. (MDT)

Westin Hotel
10600 Westminster Boulevard
Westminster, Colorado 80020

(LOGO)	Raindance Communications, Inc. 1157 Century Drive Louisville, CO 80027	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 5, 2003.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Stephanie A. Anagnostou and Paul A. Berberian, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

There are two ways to vote your Proxy

Your telephone vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-240-6326 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:00 a.m. (CT) on June 4, 2003.

•	You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number (these numbers are located on the proxy card) and the last 4 digits of the U.S. Social Security Number or Tax Identification Number for this account. If you do not have a U.S. SSN or TIN please enter 4 zeros.

•	Follow the simple instructions the voice provides you.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Raindance Communications, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone, please do not mail your Proxy Card

-Please detach here-

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors:	01 Donald F. Detampel, Jr. 02 Daniel E. Somers	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the numbers(s) of the nominee(s) in the box provided to the right.)

2.	To ratify and approve the selection of KPMG LLP as independent auditors of the Company for its fiscal year ending December 31, 2003.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:

Date _________________________________

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.